UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 19, 2020

UGI Corporation
(Exact Name of Registrant as Specified in Charter)

Pennsylvania	1-11071	23-2668356
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
460 North Gulph Road, King of Prussia, PA 19406
(Address of Principal Executive Offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code: 610 337-7000
Not Applicable
Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s):	Name of each exchange on which registered:
Common Stock, without par value	UGI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 19, 2020, UGI Utilities, Inc. (the "Company"), a wholly owned subsidiary of UGI Corporation, entered into a Note Purchase Agreement (the "Note Purchase Agreement") with certain persons (the "Note Purchasers") relating to the private placement of $150 million aggregate principal amount of 3.12% Senior Notes due April 16, 2050 (the "Notes"). The private placement of the Notes is exempt from registration under the Securities Act of 1933, as amended. Interest payments on the Notes will be payable semiannually on April 16th and October 16th of each year. The Notes will be unsecured and unsubordinated obligations of the Company, ranking pari passu in all respects with the Company’s existing and future unsecured and unsubordinated indebtedness. If any subsidiary guarantees or otherwise becomes liable for the Company’s obligations under a primary credit facility, the subsidiary will provide a guaranty of payment of the Notes and compliance with the Note Purchase Agreement. The net proceeds from the sale of the Notes will be used to pay down short-term borrowings on the Company’s revolving credit facility and for other general corporate purposes. The pricing of the Notes occurred on February 20, 2020 and funding is expected to occur on April 16, 2020.

The Note Purchase Agreement includes the usual and customary covenants for note purchase agreements of this type, including, among others, covenants relating to the maintenance of existence, payment of taxes when due, compliance with laws, maintenance of properties in good repair, compliance with the Office of Foreign Assets Control of the United States Department of the Treasury, maintenance of insurance, maintenance of books and records, pari passu ranking, merger and consolidation, line of business, antiterrorism sanctions, and change in control. The Note Purchase Agreement also contains restrictive and financial covenants, specifying, among other things, that the sale of assets is limited to 15% of consolidated total assets as of the end of any period of twelve consecutive months subject to safe harbors for debt prepayment or property reinvestments and specified exclusions, that indebtedness (excluding certain indebtedness of subsidiaries) plus basket liens will not at any time exceed 10% of consolidated total assets, and that the ratio of total debt to total capitalization will not at any time exceed 0.65 to 1.00.

The Note Purchase Agreement also contains customary events of default, including, without limitation, failure to pay principal and make whole amount when due at maturity or otherwise, failure to pay interest within five business days of the due date, failure to satisfy any financial covenant, failure to comply with the non-financial covenants within a 30-day grace period, default beyond the applicable grace period for payments on other borrowings and cross acceleration for acceleration of other borrowings as a result of non-monetary defaults provided that either of such defaults relates to indebtedness in an aggregate principal amount of more than 2% of consolidated total assets, certain events of bankruptcy or insolvency of the Company and its principal subsidiaries, judgment defaults provided such judgment relates to the payment of money aggregating in excess of 2% of consolidated total assets, and material ERISA defaults.

The Notes are callable by the Company at any time, in whole or in part, at the make-whole price, which is the greater of (i) par plus accrued interest or (ii) the present value of the remaining principal and interest payments due on the Notes discounted by the yield on the U.S. Treasury obligation having a final maturity corresponding to the remaining average life of the Notes plus 50 basis points. Holders of the Notes have a right to require prepayment of the principal amount of the Notes, together with interest accrued thereon, if the Company ceases to be directly or indirectly majority owned, beneficially and of record, by UGI Corporation, including, without limitation, if UGI Corporation ceases to own (beneficially and of record), directly or indirectly, voting stock of the Company (or other securities convertible into such voting stock) representing 51% or more of the combined voting power of all voting stock of the Company and 51% or more of the economic interests in the Company.

The foregoing description of the Note Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Note Purchase Agreement, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 regarding the Note Purchase Agreement is hereby incorporated into this Item 2.03 by reference. This description is qualified in its entirety by reference to the full text of the Note Purchase Agreement, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits. The following exhibits are being furnished herewith:

4.1	Note Purchase Agreement, dated as of March 19, 2020, by and among the Company and the purchasers listed as signatories thereto.
101	Cover Page Interactive Data File (embedded within the Inline XBRL document).
104	The cover page from this Current Report, formatted as Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UGI Corporation

March 20, 2020	By:	/s/ Jessica A. Milner
	Name:	Jessica A. Milner
	Title:	Assistant Secretary